Exhibit 99.1

Contact:

Patricia P. Frias

Corporate Communications

Telik, Inc.

Tel: 650 845 7927

Email: pfrias@telik.com

TELIK IMPLEMENTS REORGANIZATION TO FOCUS RESOURCES

TOWARD DRUG DEVELOPMENT PIPELINE

Palo Alto, CA, February 11, 2009 – Telik, Inc. (Nasdaq: TELK) announced today that it is implementing a reorganization to focus on its most advanced preclinical and clinical drug development programs. The reorganization will enable the company to continue the development of TELINTRA® and the two leading preclinical drug candidates: a prodrug cytotoxic, TLK58747, and dual Aurora-VEGFR kinase inhibitor, TLK60404.

The restructuring will involve a workforce reduction of 44% primarily in early-stage discovery and support positions. Employees directly affected by the restructuring plan will receive severance payments, continuation of benefits and outplacement assistance. The company estimates incurring personnel-related restructuring charges of approximately $ 0.9 million in the first quarter of 2009.

“This reorganization will allow us to focus our resources on the clinical development of our lead compound, TELINTRA, currently in Phase 2 Studies for Myleodysplastic Syndrome and Chemotherapy Induced Neutropenia, as well as other potential indications. We also plan to advance our two leading preclinical drug candidates and continue to support our TRAP technology collaborations,” said Michael Wick, M.D., Ph.D., Chairman and Chief Executive Officer. “We are thankful for the significant contributions our employees have made.”

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer and inflammatory diseases. The company’s most advanced investigational drug candidates in clinical development are TELINTRA, a modified glutathione analog for the treatment of cytopenias due to myelodysplastic syndrome or chemotherapy, and TELCYTA®, a tumor-activated prodrug for the treatment of advanced ovarian cancer and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates.

This press release contains “forward-looking” statements, including but not limited to statements with respect to the amount and timing of expected restructuring charges relating to the reorganization plan, and the continuing development of TELINTRA and preclinical drug candidates. Any statements herein that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause results to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to Telik’s ability to obtain the capital necessary to fund its continuing operations on acceptable terms or to enter into a third party collaboration to develop, manufacture and commercialize our products, the possibility that the Company may require more cash than anticipated for its operating activities, the Company’s need to retain skilled employees and consultants, and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and other periodic filings with the SEC. The Company does not undertake any obligation to update forward-looking statements.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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